Exhibit 99.1

Iridex Corporation Receives Formal Notification of Nasdaq Listing Compliance

MOUNTAIN VIEW, Calif., Sept. 9, 2025 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today announced that it has received formal notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that Iridex has evidenced compliance with the continued listing requirements.

As previously reported, on May 14, 2025, Iridex received a notification of non-compliance from Nasdaq’s Listing Qualifications Department notifying the Company that, based upon its quarterly report on Form 10-Q for the quarterly period ended March 29, 2025 that was filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2025, the Company was not in compliance with the continued listing standards set forth in Nasdaq Listing Rule 5550(b).

On August 27, 2025, the Company received formal notification from Nasdaq confirming that the Company had regained compliance with the continued listing standards of Nasdaq Listing Rule 5550(b) by satisfying the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) based upon its quarterly report on Form 10-Q for the quarterly period ended June 28, 2025 that was filed with the SEC on August 12, 2025. The matter is now closed.

About Iridex Corporation
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2025 Iridex Corporation. All rights reserved.

Investor Relations Contact
Philip Taylor
Gilmartin Group
investors@iridex.com